------                                                                                                    --------------------------
FORM 3                                                                                                           OMB APPROVAL
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION                   --------------------------
                                                        WASHINGTON, DC 20549                              OMB NUMBER 3235-0104
                                                                                                          EXPIRES: DECEMBER 31, 2001
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES            ESTIMATED AVERAGE BURDEN
                                                                                                          HOURS PER RESPONSE.... 0.5
                                                                                                          --------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Date of Event Requiring Statement            |5. Relationship of Reporting Person
                                          |   (Month/Day/Year)                             |      to Issuer (Check all applicable)
           ANDA PARTNERSHIP               |               AUGUST 13, 2001                  |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker|           Officer (give title below)
                                          |   Number of          |   or Trading Symbol     |     -----
                                          |   Reporting Person,  |                         |           Other (specify below)
                                          |   if an Entity       |   AMERICAN CLASSIC      |     -----
   TWO NORTH RIVERSIDE PLAZA, SUITE 1500  |   (Voluntary)        |   VOYAGES CO. (AMCV)    |
------------------------------------------|                      |-------------------------|----------------------------------------
               (Street)                   |                      |6. If Amendment, Date of |7. Individual or Joint/Group Filing
                                          |                      |   Original              |   (Check applicable line)
                                          |                      |   (Month/Day/Year)      |    Form Filed by One Reporting Person
                                          |                      |                         | --
CHICAGO           IL             60606    |                      |                         |  X Form Filed by More Than One
------------------------------------------|------------------------------------------------| -- Reporting Person
(City)          (State)          (Zip)    |                                                |
                                          |                                                |
------------------------------------------------------------------------------------------------------------------------------------
                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 5)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
COMMON STOCK                      |       1,060,619 (1)       |         D           |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
COMMON STOCK                      |          13,500 (2)       |         D           |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
COMMON STOCK                      |       3,709,300 (3)       |         I           |         (3)
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities          (Over)
beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction 5
  (b)(v).

                            (Print or Type Response)

Potential persons who are to responds to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:
(1) These securities are owned directly by ANDA Partnership, which is a member of a "group" with Ann Lurie Revocable Trust U/T/A
    12/22/89, Ann Lurie and Mark Slezak (together, the "Group") for purposes of Section 13(d) of the Exchange Act, and indirectly by Ann Lurie and Mark Slezak who are co-trustees of the trusts which are the partners of ANDA Partnership.
(2) These securities are owned directly by Ann Lurie Revocable Trust U/T/A 12/22/89, which is a member of the Group for purposes of
    Section 13(d) of the Exchange Act, and indirectly by Ann Lurie as the sole trustee and beneficiary of such trust.
(3) These securities are indirectly owned beneficially by Ann Lurie, who is a member  of the Group for purposes of Section 13(d) of the Exchange Act. Mrs Lurie is the sole trustee of Abigail Trust, Andrew Trust, Benjamin Trust, Elizabeth Trust, Jesse Trust
    and Sara Trust, the beneficiaries of which are family members of Mrs. Lurie. Mrs. Lurie is co-trustee with Mark Slezak of AAQ
    Trust, ABQ Trust, ACQ Trust, ADQ Trust, AEQ Trust, AGQ Trust, AJQ Trust, ANQ Trust, AOQ Trust and ASQ Trust, the beneficiaries of which are family members of Mrs. Lurie. Mrs. Lurie is the sole trustee and beneficiary of the Ann Lurie Revocable Trust
    U/T/A 12/22/89 and is co-trustee of the trusts which are all of the partners of ANDA Partnership and the beneficiaries of which are Mrs. Lurie and her family.

                                                                                                  /s/ Mark Slezak           8/23/01
                                                                                          --------------------------------  -------
                                                                                          By:  Mark Slezak, as Co-Trustee     Date
                                                                                               of Ann Only Trust and Ann
                                                                                               and Descendants Trust
                                                                                          For: ANDA Partnership

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

Note: File three copies of this form, one of which must be manually signed.
If space provided is insufficient, see Instruction 6 for procedure.


                            Page 2 of 3                          SEC 1473 (3-99)

                            JOINT FILER INFORMATION

Name:    This Form 3 is being filed by the following:

         ANDA Partnership
         Ann Lurie Revocable Trust U/T/A 12/22/89
         Ann Lurie

         (collectively, the "Group")

Address: The address for each member of the Group is:

         Two North Riverside Plaza
         Chicago, Illinois 60606

Designated Filer: ANDA Partnership

Issuer & Ticker Symbol: American Classic Voyages Co. (AMCV)

Date of Event Requiring Statement: August 13, 2001

Dated: August 23, 2001

Signature:                              Ann Lurie Revocable Trust U/T/A 12/22/89


                                        /s/ Ann Lurie
                                        ---------------------------------------
                                        By:  Ann Lurie, as Trustee
                                        Its: Trustee


                                        /s/ Ann Lurie
                                        ---------------------------------------
                                        By:  Ann Lurie



                                     Page 3 of 3                 SEC 1473 (3-99)